Exhibit 10.2

Execution Version

SECURITY AGREEMENT

by and among

FIESTA RESTAURANT GROUP, INC.,

as Borrower,

the other Subsidiaries of Borrower,

as Grantors,

and

FORTRESS CREDIT CORP.,

as Agent

Dated as of November 23, 2020

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

ANNEXES

Annex I	Form of Assumption Agreement
Annex II	Form of Copyright Security Agreement
Annex III	Form of Patent Security Agreement
Annex IV	Form of Trademark Security Agreement

SCHEDULES

Schedule 1	Investment Property
Schedule 2	Filings and Other Actions Required to Perfect Security Interests
Schedule 3	Intellectual Property
Schedule 4	Commercial Tort Claims
Schedule 5	Securities, Commodity and Deposit Accounts
Schedule 6	Letter-Of-Credit Rights
Schedule 7	Government Contracts

iii

SECURITY AGREEMENT

This SECURITY AGREEMENT, dated as of November 23, 2020 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by FIESTA RESTAURANT GROUP, INC., a Delaware corporation (the “Borrower” and, together with any other entity that may be party hereto as a grantor as provided herein, the “Grantors” and each a “Grantor”), in favor of FORTRESS CREDIT CORP., as administrative agent and collateral agent for the Lenders (in such capacities, together with its successors and assigns in such capacities, “Agent”) acting pursuant to this Agreement for the benefit of the Secured Parties (as defined in the Credit Agreement referred to below).

RECITALS

WHEREAS, pursuant to the Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (each a “Lender” and, collectively, the “Lenders”), and Agent, the Lenders have severally agreed to make Loans and other financial accommodations to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to the Guarantee Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, and together with any other such agreement at any time executed and delivered to any Agent by any other Guarantor, the “Guarantee Agreement”), delivered by the Guarantors party thereto in favor of any Agent, such Guarantors have guaranteed the payment and performance of the Obligations under the Credit Agreement as more fully set forth therein;

WHEREAS, each Grantor will derive substantial direct and indirect benefit from the making of the Loans and other financial accommodations under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective Loans and other financial accommodations to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and to induce Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Loans and other financial accommodations to the Borrower thereunder, each Grantor hereby agrees with Agent, for the benefit of the Secured Parties, as follows:

Article I

DEFINED TERMS

Section 1.01 Definitions.

(a) Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms which are defined in the UCC are used herein as so defined: Account, Certificated Security, Chattel Paper, Commercial Tort Claim, Commodity Account, Contract, Document, Equipment, Farm Product, Financial Asset, Fixture, General Intangible, Goods, Instrument, Inventory, Letter of Credit, Letter-of-Credit Right, Payment Intangible, Securities Account and Supporting Obligation. All other terms used herein without definition which are not defined in the Credit Agreement shall have the definitions given therefor in the UCC.

(b) The following terms shall have the following meanings:

“Collateral” shall have the meaning set forth in Section 2.01.

“Collateral Account” shall mean any collateral account established by Agent as provided in Sections 5.01 or 5.04.

“Contract Rights” shall mean all of the rights of any Grantor (including, without limitation, all rights to payment) under any Contract.

“Copyright Licenses” shall mean any written agreement naming any Grantor as licensor or licensee granting any right under any Copyright, including, without limitation, the grant of rights to reproduce, distribute, create derivative works of, display, perform and exploit copyrighted works.

“Copyrights” shall mean (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 3, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (b) the right to obtain all renewals thereof.

“Copyright Security Agreement” shall mean a copyright security agreement substantially in the form set forth in Annex II hereto or otherwise in form and substance reasonably acceptable to Agent.

“Deposit Account” shall have the meaning set forth in the UCC and, in any event, include, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Enforcement Notice” shall have the meaning set forth in Section 5.03(b).

“Government Contract” means any contract or subcontract to which a Grantor or any of its Subsidiaries is a party and a counterparty is a Governmental Authority and such contract involves in part the performance of services or the delivery of goods by or on behalf of a Grantor or any of its Subsidiaries.

“Guarantors” shall mean, collectively, each Grantor other than the Borrower.

“Intellectual Property” shall mean, collectively, all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, trade secrets, and all rights to sue at law or in equity for any past, present and future infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Security Agreement” shall mean a Copyright Security Agreement, Patent Security Agreement or Trademark Security Agreement, as applicable.

“Intercompany Note” shall mean any promissory note evidencing loans or other extensions of credit made by any Grantor to any other Grantor or any subsidiary or parent of any Grantor.

“Investment Property” shall mean, collectively, (a) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC and (b) whether or not constituting “investment property” as so defined, all Pledged Debt and all Pledged Stock.

“IP License” shall mean any Patent License, Trademark License, Copyright License, or any other agreement providing for the grant by or to any Grantor of any license or similar right under any Intellectual Property.

“Issuers” shall mean, collectively, each issuer of any Investment Property.

“Patent License” shall mean all agreements, whether written or oral, providing for the grant by or to any Grantor of any right under any Patent, including, without limitation, to manufacture, have manufactured, use, offer for sale, sell, or import any invention covered in whole or in part by a Patent.

“Patents” shall mean (a) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof, including, without limitation, any of the foregoing referred to in Schedule 3, (b) all applications for letters patent of the United States or any other country, including all divisions, continuations, continuations-in-part, reexaminations thereof and (c) all rights to obtain any reissues or extensions of the foregoing.

“Patent Security Agreement” shall mean a patent security agreement substantially in the form set forth in Annex III hereto or otherwise in form and substance reasonably acceptable to Agent.

“Perfection Certificate” shall mean, individually and collectively, the certificates in form and substance satisfactory to the Agent, delivered by the Loan Parties to the Agent.

“Pledged Debt” shall mean all Debt (including the promissory notes listed on Schedule 1, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor) from time to time owed to any Grantor by any obligor, and all certificates, instruments or agreements evidencing such Debt, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Pledged Entity” shall mean each now existing or hereafter acquired Subsidiary of a Grantor the Equity Interests of which is required under the Credit Agreement to be pledged hereunder.

“Pledged Stock” shall mean all shares of Equity Interests, including those in each Pledged Entity, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Equity Interests of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided such Pledged Stock shall exclude the Equity Interests of any Excluded Subsidiary (any Equity Interests so excluded is referred to herein as the “Excluded Stock”).

“Proceeds” shall mean all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable” shall mean any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Secured Obligations” shall mean (a) in the case of the Borrower, the “Secured Obligations” as defined in the Credit Agreement and (b) in the case of the Guarantors, the Guaranteed Obligations (as defined in the Guarantee Agreement).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Termination Date” shall mean the date on which (a) the Loans and the other Secured Obligations (other than Unasserted Contingent Obligations) shall have been paid in full in cash in accordance with the terms of the Credit Agreement (or Cash Collateralized in a manner satisfactory to Agent) and (b) the Commitments have been terminated.

“Titled Interest” means any asset subject to a certificate of title (or similar evidence of ownership), including without limitation, to the extent subject to a certificate of title (or similar evidence of ownership), any motor vehicle and any trailer.

“Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark.

“Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 3, and (b) the right to obtain all renewals thereof.

“Trademark Security Agreement” shall mean a trademark security agreement substantially in the form set forth in Annex IV hereto or otherwise in form and substance reasonably acceptable to Agent.

“Unasserted Contingent Obligations” shall mean, at any time, Secured Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment or indemnification (whether oral or written) has been made.

Section 1.02 Other Definitional Provisions. The provisions of Section 1.2 of the Credit Agreement shall be incorporated by reference herein mutatis mutandis.

Article II

GRANT OF SECURITY INTEREST

Section 2.01 Collateral. Each Grantor hereby pledges to Agent, and hereby grants to Agent, for the benefit of the Secured Parties, a security interest in, all of the following, whether now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, wherever located (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:

(a) all Accounts and accounts receivable;

(b) all Chattel Paper;

(c) all Commercial Tort Claims, including without limitation those listed on Schedule 4 or described in any notice sent pursuant to Section 4.08;

(d) all Commodity Accounts, Deposit Accounts and Securities Accounts;

(e) all Contracts and Contract Rights;

(f) all Documents;

(g) all Equipment;

(h) all Financial Assets;

(i) all Fixtures;

(j) all General Intangibles (including franchise rights);

(k) all Goods;

(l) all Instruments;

(m) all Intellectual Property;

(n) all Inventory;

(o) all Investment Property (including, for the avoidance of doubt, all of such Grantor’s interest in the limited liability company or membership interests of each Issuer owned by such Grantor, all of such Grantor’s right to participate in the management of the business and affairs of each such Issuer or otherwise control each such Issuer, and all of such Grantor’s rights as a member of each such Issuer);

(p) all Letters of Credit, Letter-of-Credit Rights and Payment Intangibles;

(q) all money, cash and Cash Equivalents;

(r) all distributions, monies, fees, payments, compensations and proceeds now or hereafter becoming due and payable with respect to the Pledged Stock and the Pledged Debt, whether payable as profits, distributions, asset distributions, repayment of loans or capital or otherwise;

(s) all other property not otherwise described above (except for any property specifically excluded from any clause in this section, and any property specifically excluded from any defined term used in any clause of this section);

(t) all insurance payments, proceeds, refunds, and premium rebates (including, without limitation, with respect to fire and credit insurance), whether or not any of such payments, proceeds, refunds, and premium rebates arise out of any of the foregoing and whether or not Agent is the lender loss payee or loss payee thereof, and all other payments, proceeds, refunds and premium rebates with respect to any indemnity, warranty or guaranty by reason of loss or damage to or otherwise with respect to the Collateral;

(u) all books, records, and information pertaining to the Collateral and/or to the operation of any Grantor’s business, and all rights of access to such books, records, and information; and

(v) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of, and all income, royalties and other payments now or hereafter due and payable with respect to, any and all of the foregoing and all collateral security, liens, guarantees, rights, remedies and privileges given by any Person with respect to any of the foregoing.

Notwithstanding the foregoing, “Collateral” shall not include any Excluded Property.

Article III

REPRESENTATIONS AND WARRANTIES

To induce Agents and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Loans to the Borrower thereunder, each Grantor hereby represents and warrants to each Secured Party that:

Section 3.01 Representations in Credit Agreement. In the case of each Grantor, all representations and warranties set forth in Article VII of the Credit Agreement which relate to or are contemplated to be made by any Loan Party are hereby incorporated herein by reference and are true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representation and warranties shall be true and correct after giving effect to such materiality qualifier) on and as of the date on which such representations and warranties are made pursuant to the Credit Agreement, and each Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.

Section 3.02 Title; No Other Liens; Binding Obligation. Each Grantor has good and valid rights in, and the power to transfer, the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens granted to Agent and other Permitted Liens. No financing statement or other public notice or record of a Lien with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of Agent, for the benefit of the Secured Parties, pursuant to this Agreement or as are expressly permitted by the terms of the Credit Agreement, including, without limitation, Permitted Liens. This Agreement is, and when executed and delivered will be, the legal, valid and binding obligation of each Grantor, enforceable against such Grantor in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

Section 3.03 Perfected Priority Liens. Subject to Section 8.15 and Section 8.20 of the Credit Agreement, the security interests granted pursuant to this Agreement upon completion of the filings and other actions specified on Schedule 2 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to Agent in completed and duly executed form), will constitute valid perfected security interests in all of the Collateral required to be perfected under the Loan Documents in favor of Agent, for the benefit of the Secured Parties, as collateral security for the Secured Obligations, enforceable in accordance with the terms hereof against all creditors of each Grantor and any Persons purporting to purchase any Collateral from any Grantor (unless otherwise permitted by the Credit Agreement) and are prior to all other Liens on the Collateral except for Permitted Liens which, pursuant to the terms of the Credit Agreement, are permitted to have priority over Agent’s Liens thereon.

Section 3.04 Perfection Certificate; Jurisdiction of Organization; Chief Executive Office. Each Grantor has delivered to Agent a Perfection Certificate. Each Grantor represents and warrants to the Secured Parties as follows: (a) such Grantor’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof, (b) such Grantor is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate, (c) the Perfection Certificate accurately sets forth such Grantor’s organizational identification number or accurately states that such Grantor has none, (d) the Perfection Certificate accurately sets forth such Grantor’s place of business or, if more than one, its chief executive office, as well as such Grantor’s mailing address, if different, and (e) all other information set forth on the Perfection Certificate pertaining to such Grantor is accurate and complete in all material respects.

Section 3.05 Reserved.

SECTION 3.06 Investment Property.

(a) Schedule 1 sets forth a complete and accurate list of all Pledged Stock pledged by each Grantor hereunder. The Pledged Stock (together with all Excluded Stock) constitute all issued and outstanding shares of all classes of the Equity Interests of each Issuer owned by such Grantor (and in the case of each Issuer which is required to become a Loan Party pursuant to the terms of the Credit Agreement, all the issued and outstanding shares of all classes of the Equity Interests of each such Issuer). Any and all certificates evidencing the Pledged Stock have been delivered to Agent with transfer powers in blank in accordance with Section 4.04 below and Section 5.1 of the Credit Agreement and (assuming possession by Agent) Agent has a perfected first-priority security interest therein.

(b) All the shares of the Pledged Stock issued by any Subsidiary of any Grantor have been duly and validly issued and are fully paid and nonassessable.

(c) All Equity Interests of the Loan Parties, to the extent such Equity Interests is represented by one or more certificates, is a “security” within the meaning of Article 8 of the UCC and is governed by Article 8 of the UCC. No Loan Party shall opt into Article 8 of the UCC.

(d) Schedule 1 sets forth a complete and accurate list of all Pledged Debt pledged by each Grantor hereunder. Any Pledged Debt issued by any Subsidiary of any Grantor constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. All certificates, agreements or instruments evidencing the Pledged Debt evidencing Debt in excess of $500,000, individually or in the aggregate, have been delivered to Agent with transfer powers in blank to the extent required hereunder and (assuming possession by Agent) Agent has a perfected first-priority security interest therein.

(e) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, prior to all other Liens on such Collateral.

Section 3.07 Receivables.

(a) No amount in excess of $1,000,000, individually or in the aggregate, payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been endorsed, assigned or delivered to Agent to the extent required hereunder.

Section 3.08 Contracts. Except as set forth on Schedule 3.08, no amount in excess of $1,000,000, individually or in the aggregate, payable to such Grantor under or in connection with any Contract is evidenced by any Instrument or Chattel Paper which has not been delivered to Agent to the extent required hereunder.

Section 3.09 Intellectual Property.

(a) Schedule 3 sets forth a complete and correct list of (i) all Intellectual Property that is registered or subject of an application for registration with the U.S. Copyright Office or the U.S. Patent and Trademark Office, in each case owned or purported by a Grantor to be owned by such Grantor in its own name as of the date hereof (“Registered IP”) and (ii) IP Licenses under which a Grantor receives a license to a third party’s Intellectual Property that is material to the conduct of the Grantor’s business. Such Grantor owns exclusively all right, title and interests in all Intellectual Property including the Registered IP required to be scheduled on Schedule 3 at the time free and clear of all Liens except Permitted Liens or otherwise have the right to use all Intellectual Property that is necessary to the business of the Grantor. All Intellectual Property is subsisting, and to the knowledge of the Grantor, valid and enforceable, except to the extent the absence thereof or any such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Grantor is infringing, and the business of each Grantor as currently conducted does not infringe or misappropriate, any Intellectual Property Rights of any third party, except to the extent the absence thereof or any such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To each Grantor’s knowledge, no third party is infringing any Intellectual Property rights of any Grantor which could reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3, there are no pending, or to any Grantor’s knowledge, any threatened, claims or proceedings by or against any Grantor involving any Intellectual Property rights. None of the material proprietary software owned by a Grantor that is licensed or distributed by such Grantor to third parties and material to generation of the Grantor’s revenue (“Proprietary Software”) is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license) that would require, or condition the use or distribution of such software, on the disclosure, licensing or distribution of any source code for any portion of the proprietary that is licensed or distributed by such Grantor (“Copyleft Open Source”).

(b) No holding, decision or judgment has been rendered by any Governmental Authority which would, in any material respect, limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property material to the conduct of the Grantors’ businesses taken as a whole.

Section 3.10 Commercial Tort Claims.

(a) No Grantor has rights in any Commercial Tort Claim for an amount in excess of $1,000,000 with respect to any one claim or in the aggregate for all such claims, except as set forth on Schedule 4.

(b) Upon the granting to Agent of a security interest in any Commercial Tort Claim pursuant to Section 4.08, such security interest will, subject to Section 3.03, constitute a valid perfected first-priority security interest in favor of Agent, for the benefit of the Secured Parties, as Collateral for the Secured Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase such Collateral from such Grantor (unless otherwise permitted by the Credit Agreement), which security interest shall be prior to all other Liens on such Collateral except for Permitted Liens which, pursuant to the terms of the Credit Agreement, are permitted to have priority over Agent’s Liens thereon.

SECTION 3.11 Securities Accounts; Commodity Accounts; Deposit Accounts. Schedule 5 sets forth or (when so updated) will set forth under the headings “Securities Accounts” and “Commodity Accounts”, respectively, all of the Securities Accounts and Commodity Accounts in which such Grantor has an interest. Such Grantor is the sole entitlement holder of each such Securities Account and Commodity Account, and no Person (other than Agent to the extent required under the Loan Documents) has “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in (subject to any Permitted Liens), any such Securities Account or Commodity Account or any securities or other property credited thereto. No Grantor holds, owns or has any interest in any certificated securities or uncertificated securities other than those constituting Pledged Stock, Excluded Stock and those maintained in Securities Accounts or Commodity Accounts listed in Schedule 5 hereof. Schedule 5 sets under the heading “Deposit Accounts” all of the Deposit Accounts in which such Grantor has an interest other than Excluded Deposit Accounts. Such Grantor is the sole account holder of such Deposit Account and no Person (other than Agent to the extent required under the Loan Documents) has either sole dominion or control (within the meaning of the common law) or “control” (within the meaning of Section 9-104 of the UCC) over, or any other interest in (subject to any Permitted Liens), any such Deposit Account or any money or other property deposited therein.

Section 3.12 Letter-of-Credit Rights. Except as set forth on Schedule 6, no Grantor has any Letter-of-Credit Rights having a potential value in excess of $1,000,000 in any one instance or in the aggregate.

SECTION 3.13 Government Contracts. Except as set forth on Schedule 7, there are no Government Contracts involving aggregate consideration payable to any Grantor of more than $1,000,000 in any fiscal year.

Article IV

COVENANTS

Each Grantor covenants and agrees with the Secured Parties that, from and after the date of this Agreement until the Termination Date:

Section 4.01 Covenants in Credit Agreement. Each Grantor hereby agrees and covenants to (a) do each of the things set forth in the Credit Agreement that a Loan Party agrees and covenants to do and/or that a Loan Party agrees and covenants to cause its Subsidiaries and/or any Grantor to do and (b) to not do each of the things set forth in the Credit Agreement that a Loan Party agrees and covenants not to do and/or that a Loan Party agrees and covenants to cause its Subsidiaries and/or any Grantor not to do, in each case, fully as though such Grantor was a party thereto, and such agreements and covenants are incorporated herein by this reference, mutatis mutandis.

SECTION 4.02 Delivery of Instruments, Certificated Securities and Chattel Paper. Without limiting Section 4.04, if any amount in excess of $1,000,000 in any one instance or in the aggregate for all such Collateral, payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall, within ten (10) Business Days of such Collateral arising or being acquired, be delivered to Agent, together with such endorsements, notations and stock powers with respect thereto as Agent may reasonably request, duly endorsed in a manner reasonably satisfactory to Agent, to be held for the benefit of the Secured Parties, as Collateral under this Agreement.

SECTION 4.03 Maintenance of Perfected Security Interest; Further Documentation.

(a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest (to the extent required hereunder and under the Credit Agreement) having at least the priority described in Section 3.03 and shall defend the right, title and interest of Agent and the Secured Parties in and to the Collateral against the claims and demands of all Persons whomsoever. The inclusion of Proceeds in the Collateral shall not be deemed to constitute Agent’s or any Secured Party’s consent to any sale or other disposition of any of the Collateral in contravention of the Credit Agreement. No Grantor shall execute, authorize or permit to be filed in any recording office any financing statement or other instrument similar in effect covering all or any part of the Collateral or listing such Grantor as debtor with respect to all or any part of the Collateral, except financing statements and other instruments filed in respect of Liens expressly permitted under the Credit Agreement.

(b) Subject to Section 8.15 and Section 8.20 of the Credit Agreement, at any time and from time to time, upon the reasonable written request of Agent, and at the sole expense of such Grantor, such Grantor will promptly, and in any event within five (5) Business Days, duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) the filing of any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Deposit Accounts (other than Excluded Accounts), Letter-of-Credit Rights and any other relevant Collateral, taking any actions necessary to enable Agent to obtain “control” (within the meaning of the UCC) with respect thereto to the extent required hereunder.

Section 4.04 Investment Property.

(a) If such Grantor shall become entitled to receive or shall receive any certificate in respect of any Pledged Stock (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization of such Pledged Stock), option or rights in respect of any Pledged Stock, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as Agent of the Secured Parties, hold the same for the benefit of the Secured Parties and, within ten (10) Business Days of such receipt (or such longer period as may be agreed to by Agent in its sole discretion), deliver the same forthwith to Agent in the exact form received, duly endorsed by such Grantor to Agent, if required, together with an undated stock transfer power covering such certificate duly executed in blank by such Grantor and otherwise in form and substance reasonably satisfactory to Agent, to be held by Agent as additional Collateral for the Secured Obligations. In case any distribution shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property, the property so distributed shall be delivered to Agent within ten (10) Business Days of the receipt thereof by or on behalf of such Grantor, to be held by Agent as additional Collateral for the Secured Obligations.

(b) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) the terms of Sections 5.03(c) and 5.07 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 5.03(c) with respect to the Investment Property issued by it.

(c) If at any time and from time to time any Pledged Stock consists of an uncertificated security or a security in book entry form, then the applicable Grantor shall promptly take such actions as Agent may reasonably request to cause Agent’s lien in such Pledged Stock to be perfected in accordance with Applicable Law, including (x) causing to be filed in any applicable jurisdiction one or more UCC financing statements, and continuation statements and amendments thereto, relative to all or any part of the Pledged Stock, and naming the applicable Grantor as a debtor, (y) causing such lien in such Pledged Stock to be registered or entered, as the case may be, in the name of Agent with the Issuer thereof or (z) entering into a Control Agreement with the Issuer thereof and Agent with respect to such Pledged Collateral.

(d) [Reserved].

(e) Each Grantor will furnish to Agent statements and schedules further identifying and describing the Pledged Stock and such other reports in connection with the Pledged Stock as Agent may reasonably request, all in reasonable detail.

(f) Each Grantor shall pay, and save Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral in connection with any of the transactions contemplated by this Agreement.

(g) In order to permit Agent to exercise the voting and consensual rights to which it may be entitled hereunder and to receive all dividends and other distributions to which it may be entitled to receive hereunder, without limiting any other right or remedy available to Agent hereunder or under any other Loan Document, each Grantor shall promptly, upon the occurrence and continuance of a Default, execute and deliver to Agent all such proxies, dividend payment orders and other instruments as Agent may from time to time reasonably request.

Section 4.05 Receivables.

(a) Each Grantor shall keep and maintain at its own cost and expense complete records of each Receivable, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Grantor shall, at such Grantor’s sole cost and expense, upon Agent’s reasonable request, deliver copies of all tangible evidence of Receivables, including copies of all documents evidencing Receivables and any books and records relating thereto to Agent or to its representatives. Following the occurrence and during the continuation of a Default, each Grantor shall legend, at the reasonable request of Agent and in form and manner reasonably satisfactory to Agent, the Receivables and the other books, records and documents of such Grantor evidencing or pertaining to the Receivables with an appropriate reference to the fact that the Receivables have been assigned to Agent for the ratable benefit of the Secured Parties and that Agent has a security interest therein.

(b) Other than in the ordinary course of business, no Grantor will (a) grant any extension of the time of payment of any Receivable, (b) compromise or settle any Receivable for less than the full amount thereof, (c) release, wholly or partially, any Person liable for the payment of any Receivable, (d) allow any credit or discount whatsoever on any Receivable, or (e) amend, supplement or modify any Receivable in any manner that could materially adversely affect the value thereof.

Section 4.06 Intellectual Property.

(a) Each Grantor agrees that it will not, and will not knowingly permit any of its licensees to, do any act, or omit to do any act, whereby any Intellectual Property that is material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, may become abandoned, invalidated or dedicated to the public, and agrees that it shall continue to mark any products covered by a material Patent with the relevant patent number as reasonably necessary and sufficient to establish and preserve its material rights under applicable patent laws.

(b) Each Grantor (either itself or through its licensees or its sublicensees) will, for each registered Trademark owned by the Borrower and its Subsidiaries, (i) use commercially reasonable efforts to maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use, (ii) use commercially reasonable efforts to maintain the general level of quality of products and services offered under such Trademark, (iii) display such Trademark with notice of Federal or foreign registration to the extent reasonably necessary and sufficient to establish and preserve its rights under Applicable Laws in accordance with customary practice and (iv) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights, except with respect to subclauses (i), (ii), (iii) and (iv), to the extent the absence thereof or any such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c) Each Grantor (either itself or through its licensees or sublicensees) will, for each work covered by a Copyright registration that is material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as reasonably necessary and sufficient to establish and preserve its material rights under applicable copyright laws in accordance with customary practice.

(d) Each Grantor shall notify Agent promptly if any Intellectual Property that is material to the conduct of the business of Borrower and its Subsidiaries, taken as a whole, may become abandoned, lost or dedicated to the public, or becomes subject of any adverse determination (including the institution of, or any such determination in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) regarding such Grantor’s ownership of any such Intellectual Property, its right to register the same, its right to keep and maintain the same, or challenging the validity or enforceability of such Intellectual Property, including any cancellation, opposition, reexamination, or interference proceeding.

(e) Subject to each Grantor’s reasonable business judgment, each Grantor shall take commercially reasonable steps that are consistent with the prudent business practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, to prosecute, maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of annuities and maintenance fees, and, if consistent with commercially reasonable business judgment, to initiate opposition, interference, reexamination, and cancellation proceedings against third parties.

(f) In the event that any Grantor knows that any Collateral consisting of a Patent, Trademark or Copyright that is material to the conduct of Borrower and its Subsidiaries, taken as a whole, has been or is being infringed, misappropriated or diluted by a third person, such Grantor shall, if consistent with good business judgment, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate under the circumstances to protect such Collateral.

(g) Upon the occurrence and during the continuance of a Default, each Grantor shall, at the reasonable request of Agent, use commercially reasonable efforts to seek all requisite consents or approvals by the licensor of each IP License to effect the assignment of all such Grantor’s right, title and interest thereunder to Agent, for the ratable benefit of the Secured Parties, or its designee.

(h) For the purpose of enabling Agent to exercise rights and remedies under this Agreement at such time as Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants, effective solely upon the occurrence and during the continuation of a Default, to Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademarks, to use, license or sublicense any Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor or now licensed to or hereafter licensed to such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.  The use of such license by Agent may be exercised, at the option of Agent, only upon the occurrence and during the continuation of a Default; provided, however, that any license, sublicense or other transaction entered into by Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of a Default.

(i) Each Grantor shall use commercially reasonable efforts to protect the confidentiality of any confidential material Intellectual Property and such Grantor’s rights therein.

Section 4.07 Intellectual Property Filing. If any Grantor, either by itself or through any agent, employee, licensee or designee, files any application for registration of any Intellectual Property with the United States Patent and Trademark Office or the United States Copyright Office, Grantor shall notify Agent within 45 days of the end of each fiscal quarter and thereafter, upon the reasonable request of Agent, such Grantor shall promptly execute and deliver any and all agreements, instruments, documents and papers as Agent may request to evidence the security interest granted by such Grantor to Agent hereunder in such Intellectual Property, including without limitation any Intellectual Property Security Agreements, and each Grantor hereby appoints Agent as its attorney-in-fact to execute and file such writings for the foregoing purposes, all such lawful acts of such attorney in accordance with this agreement being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable. Notwithstanding anything to the contrary in this Agreement, no Grantor shall be required to make any filings or take any actions to record or perfect any Grantor’s security interest in Collateral consisting of Intellectual Property in any jurisdiction other than in the United States.

Section 4.08 Commercial Tort Claims. If any Grantor shall obtain an interest in any Commercial Tort Claim for an amount in excess of $1,000,000, for any one such claim, such Grantor shall promptly (and in any event within ten (10) Business Days after obtaining such Commercial Tort Claim) notify Agent in writing, and upon the reasonable request of Agent, promptly (and in any event within ten (10) Business Days after such request) amend Schedule 4, authorizing Agent to do such acts or things deemed necessary or desirable by Agent to give Agent a first priority (subject only to Permitted Liens which are permitted to have priority over Agent’s Liens thereon pursuant to the terms of the Credit Agreement) perfected security interest in any such Commercial Tort Claim. Without limiting the foregoing, such Grantor agrees that the notice described in the first sentence of this Section 4.08 shall constitute the grant to Agent by such Grantor of a first priority (subject only to Permitted Liens which are permitted to have priority over Agent’s Liens thereon pursuant to the terms of the Credit Agreement) security interest in the Commercial Tort Claim described therein.

Section 4.09 Electronic Chattel Paper. If any Grantor, now or at any time hereafter, holds or acquires an interest in any electronic chattel paper, any electronic document or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction having a value of $1,000,000 or more individually, (and in any event within ten (10) Business Days after obtaining any such asset) notify Agent thereof and, at the request and option of Agent, shall promptly take such action as Agent may reasonably request to vest in Agent control, under Section 9-105 of the UCC or the Uniform Commercial Code of any other relevant jurisdiction, of such electronic chattel paper, control, under Section 7-106 of the UCC or the Uniform Commercial Code of any other relevant jurisdiction, of such electronic document or control, under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. Agent agrees with each Grantor that Agent will arrange, pursuant to procedures reasonably satisfactory to Agent and so long as such procedures will not result in Agent’s loss of control, for such Grantor to make alterations to the electronic chattel paper, electronic document or transferable record permitted under UCC Section 9-105, UCC Section 7-106, or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control, unless a Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic chattel paper, electronic document or transferable record. The provisions of this Section 4.09 relating to electronic documents and “control” under UCC Section 7-106 apply in the event that the 2003 revisions to Article 7, with amendments to Article 9, of the Uniform Commercial Code, in substantially the form approved by the American Law Institute and the National Conference of Commissioners on Uniform State Laws, are now or hereafter adopted and become effective in New York or in any other relevant jurisdiction.

Section 4.10 Letter-of-Credit Rights. If any Grantor is, now or at any time hereafter, a beneficiary under a letter of credit having a face amount of $1,000,000 or more, in any one instance, such Grantor shall promptly, but in any event within ten (10) Business Days, notify Agent thereof and, at the request and option of Agent, such Grantor shall, promptly pursuant to an agreement in form and substance reasonably satisfactory to Agent, either (a) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Agent of the proceeds of the letter of credit, or (b) arrange for Agent to become the transferee beneficiary of the letter of credit, with Agent agreeing, in each case, that the proceeds of the letter of credit are to be applied as provided in the Credit Agreement.

SECTION 4.11 Preservation of Collateral; Compliance with Laws. Each Grantor will do and perform all reasonable acts that may be necessary or appropriate to maintain, preserve and protect the Collateral in all material respects. Such Grantor will comply in all material respects with all applicable laws, regulations and ordinances, and all policies of insurance, relating in any material way to the possession, operation, maintenance and control of the Collateral.

SECTION 4.12 Further Assurances; Pledge of Instruments. At the sole expense of such Grantor, such Grantor shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Agent may reasonably request to obtain the full benefits of this Agreement and of the rights and powers herein granted, which shall in any case include, but shall not be limited to: (a) authorizing the filing of and delivering and causing to be filed any financing or continuation statements under the UCC with respect to the security interests granted hereby, (b) filing or reasonably cooperating with Agent in filing any forms or other documents required to be recorded with the United States Patent and Trademark Office and the United States Copyright Office, (c) at Agent’s reasonable request, transferring such Grantor’s Collateral to Agent’s possession (if a security interest in such Collateral can be perfected by possession and is required to be transferred hereunder) and (d) upon Agent’s reasonable request, executing and delivering or causing to be delivered written notice to insurers of Agent’s security interest in, or claim in or under, any policy of insurance (including unearned premiums). Such Grantor also hereby authorizes Agent to file any such financing or continuation statement without the signature of such Grantor.

Article V

REMEDIAL PROVISIONS

Section 5.01 Certain Matters Relating to Receivables.

(a) After the occurrence and during the continuance of a Default, (i) Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as Agent may reasonably require in connection with such test verifications, and (ii) upon Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall promptly cause independent public accountants or others reasonably satisfactory to Agent to furnish to Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b) Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, and Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of a Default. If reasonably required by Agent at any time after the occurrence and during the continuance of a Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within one (1) Business Day) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to Agent if required, in a Collateral Account maintained under the sole dominion and control of Agent, subject to withdrawal by Agent for the account of the Secured Parties only as provided in Section 5.05, and (ii) until so turned over, shall be held by such Grantor for the benefit of the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) At Agent’s request after the occurrence and during the continuance of a Default, each Grantor shall promptly deliver to Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

Section 5.02 Communications with Obligors; Grantors Remain Liable.

(a) Agent, in its own name or in the name of others, may, at any time after the occurrence and during the continuance of a Default, upon prior or concurrent notice to the applicable Grantor, communicate with obligors under the Receivables and parties to the Contracts to verify with them to Agent’s satisfaction the existence, amount and terms of any Receivables or Contracts.

(b) Upon the request of Agent at any time after the occurrence and during the continuance of a Default, each Grantor shall promptly (and in any event within one (1) Business Day of such request) notify obligors on the Receivables and parties to the Contracts that the Receivables and the Contracts have been assigned to Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

Section 5.03 Pledged Stock.

(a) Subject to clause (b) below, each Grantor shall be permitted to receive dividends and other distributions in respect of the Pledged Stock and all payments made in respect of the Pledged Debt, to the extent permitted by the Credit Agreement, and to exercise all voting and corporate rights with respect to the Investment Property; provided, that no vote shall be cast or corporate or other organizational right exercised or other action taken which would be inconsistent with or result in any violation in any material respect of any provision of the Credit Agreement, this Agreement or any other Loan Document or which would reasonably be expected to materially impair the value of the Collateral or which would be materially adverse to the Secured Parties.

(b) If a Default shall have occurred and be continuing, effective upon delivery by Agent to the Borrower of concurrent written notice (which, for the avoidance of doubt, may be electronic notice delivered in accordance with Section 13.1 of the Credit Agreement) stating that it is exercising its rights under this Section 5.03 (an “Enforcement Notice”), (i) Agent shall have the right to receive any and all dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Secured Obligations in the order set forth in Section 11.4 of the Credit Agreement, (ii) at the election of the Agent, any or all of the Investment Property shall be registered (or deemed registered) in the name of Agent or its nominee, and (iii) Agent or its nominee may exercise (whether or not such Investment Property has been registered in the name of Agent or its nominee) (1) all voting, corporate and other rights pertaining to such Investment Property and (2) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange, at its discretion, any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as Agent may determine), all without liability except to account for property actually received by it, but Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing. Upon Agent’s reasonable request, each Grantor shall, at its sole cost and expense, execute and deliver to Agent any and all appropriate documents and instruments as Agent may reasonably request in order to permit Agent to exercise the voting and other rights which it may be entitled to exercise under this Section 5.03(b) and to receive all distributions which it may be entitled to receive hereunder.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from Agent in writing that (1) states that a Default has occurred and is continuing and (2) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying and shall have no duty or right to inquire as to Agent’s authority to give such instruction, and (ii) when required hereby, pay any dividends or other payments with respect to the Investment Property directly to Agent.

(d) In furtherance and not in limitation of the foregoing rights of Agent pursuant to this Section 5.03, each Grantor hereby appoints Agent as its true and lawful attorney-in-fact to, and grants to Agent an irrevocable proxy with full power of substitution and resubstitution (and which is coupled with an interest), solely during any time that a Default exists and is continuing in respect of which Agent has delivered an Enforcement Notice, to vote the Equity Interests owned by such Loan Party and to take any other action necessary or desirable to permit the Agent to exercise its rights under this Section 5.03, and such Loan Party agrees to execute any such other proxies as Agent may request.

(e) In furtherance of the proxy set forth in Section 5.03(d), upon the exercise of such proxy, all prior proxies given by any Grantor with respect to the applicable Equity Interests are hereby revoked, and no subsequent proxies (other than to Agent) will be given with respect to any such Equity Interests, (x) Agent will be empowered and may exercise such proxy at any and all times, including but not limited to, at any meeting of shareholders, partners or members, as the case may be, however called, and at adjournment thereof, or in any action by written consent, and may waive any notice otherwise required in connection therewith, (y) to the fullest extent permitted by Applicable Law, Agent shall have no agency, fiduciary or other implied duties to any Grantor or any other Person when acting with respect to such proxy, and (z) each Grantor waives and releases any claim that it may have against Agent with respect to any breach or alleged breach of any such agency, fiduciary or other duty.

Section 5.04 Proceeds to be Turned Over to Agent. In addition to the rights of the Secured Parties specified in Section 5.01 with respect to payments of Receivables, if a Default shall have occurred and be continuing and Agent shall so notify the Grantor in question, all collections thereon shall be held by such Grantor for benefit of the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith (and in any event within one (1) Business Day) upon receipt by such Grantor, be turned over to Agent in the exact form received by such Grantor (duly endorsed by such Grantor to Agent, if required). All Proceeds received by Agent hereunder shall be held by Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds, while held by Agent in a Collateral Account (or by such Grantor for the benefit of the Secured Parties), shall continue to be held as Collateral for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 5.05.

SECTION 5.05 Application of Proceeds. If a Default shall have occurred and be continuing, at Agent’s election, Agent may, at any such time, apply all or any part of the Proceeds of Collateral, whether or not held in any Collateral Account, in payment of the Secured Obligations in the order set forth in Section 11.4 of the Credit Agreement.

SECTION 5.06 UCC and Other Remedies. If a Default shall have occurred and be continuing, Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies provided for herein or in any other Loan Document or in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other Applicable Laws. Without limiting the generality of the foregoing, Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by Applicable Laws referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such commercially reasonable terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit, or for future delivery, without assumption of any credit risk. Any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by Applicable Laws, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at Agent’s reasonable request and at such Grantor’s sole risk and expense, to assemble the Collateral and make it available to Agent at places which Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.06, after deducting all reasonable and documented out-of-pocket costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including, without limitation, attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations in accordance with Section 5.05, and only after such application and after the payment by Agent of any other amount required by any provision of Applicable Laws, including, without limitation, Section 9-615(a)(3) of the UCC, need Agent account for the surplus, if any, to any Grantor. Each Grantor hereby acknowledges that the Secured Obligations arose out of a commercial transaction, and agrees that if a Default shall have occurred and be continuing, Agent shall have the right to an immediate writ of possession without notice of a hearing. Agent shall have the right to the appointment of a receiver for the properties and assets of each Grantor, and each Grantor hereby consents to such rights and such appointment and hereby waives any objection such Grantor may have thereto or the right to have a bond or other security posted by Agent. To the extent permitted by Applicable Laws, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by any Secured Party of any rights hereunder other than those that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Secured Party’s bad faith, gross negligence or willful misconduct. If any notice of a proposed sale or other disposition of Collateral shall be required by Applicable Laws, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

Section 5.07 Sales of Collateral.

(a) Each Grantor recognizes that Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that selling collateral in a private sale as opposed to a public sale shall not be deemed to make such sale other than in a commercially reasonable manner. Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(b) Each Grantor agrees to use its best efforts to promptly do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 5.07 valid and binding and in compliance with any and all other Applicable Laws. Each Grantor further agrees that a breach of any of the covenants contained in this Section 5.07 will cause irreparable injury to Agent and the Secured Parties, that Agent and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 5.07 shall be specifically enforceable against each Grantor, and each Grantor hereby waives, to the extent permitted by law, and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Default has occurred and is continuing under the Credit Agreement. Each Grantor hereby waives any requirement to post a bond in connection with any legal proceeding brought by any Secured Party for or involving the right of specific performance or other injunctive relief. Each Grantor further agrees to provide Agent with such information and projections as may be necessary or, in the opinion of Agent, advisable to enable Agent to effect the sale of the Pledged Stock. Agent is authorized, in connection with any sale of the Pledged Stock, to deliver or otherwise disclose to any prospective purchaser of the Pledged Stock, any registration statement or prospectus, and all supplements and amendments thereto and any other information in its possession relating to such Pledged Stock.

(c) Neither Agent nor the Secured Parties shall incur any liability as a result of the sale of any Collateral, or any part thereof, at any private sale conducted in a commercially reasonable manner, it being agreed that some or all of the Collateral is or may be of one or more types that threaten to decline speedily in value and that are not customarily sold in a recognized market. Each Grantor hereby waives, to the fullest extent permitted by Applicable Laws, any claims against Agent and the Secured Parties arising by reason of the fact that the price at which any of the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if Agent or the Secured Parties accept the first offer received and do not offer any Collateral to more than one offeree.

Section 5.08 Waiver; Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the reasonable and documented out-of-pocket fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency. To the extent permitted by Applicable Law, each Grantor hereby unconditionally and irrevocably waives and agrees not to assert any claim, defense, setoff or counterclaim based on any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety, now or hereafter existing, arising out of the exercise by them of any rights hereunder, diligence, promptness, presentment, requirements for any demand or notice hereunder including any of the following: (a) any demand for payment or performance and protest and notice of protest; (b) any notice of acceptance; (c) any presentment, demand, protest or further notice or other requirements of any kind with respect to any Secured Obligation (including any accrued but unpaid interest thereon) becoming immediately due and payable; and (d) any other notice in respect of any Secured Obligation or any part thereof, and any defense arising by reason of any disability or other similar defense of any Grantor. Each Grantor further unconditionally and irrevocably agrees not to (i) enforce or otherwise exercise any right of subrogation or any right of reimbursement or contribution or similar right against the Borrower or any other Grantor by reason of any Loan Document or any payment made thereunder or (ii) assert any claim, defense, setoff or counterclaim it may have against any other Grantor or set off any of its obligations to such other Loan Party against obligations of such Loan Party to such Grantor, in each case, prior to the Termination Date. If any amount shall be paid to any Grantor on account of such contribution or subrogation rights at any time prior to the Termination Date, such amount shall be held by such Grantor on behalf of and for the benefit of Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, promptly upon receipt by such Grantor, be turned over to Agent in the exact form received by such Grantor (duly indorsed by such Grantor to Agent to the extent necessary), to be held as collateral security for all of the Secured Obligations until applied as provided in Section 5.05.

SECTION 5.09 Approvals. In the event that Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other Person, then, upon the reasonable request of Agent, such Grantor agrees to assist Agent in obtaining as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

Article VI

AGENT

Section 6.01 Agent’s Appointment as Attorney-in-Fact, etc.

(a) Until the Termination Date, each Grantor hereby irrevocably appoints Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following, in each case at Agent’s sole option:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as Agent may reasonably request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs to the Collateral and obtain any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof, which amounts shall constitute Secured Obligations;

(iv) execute, in connection with any sale provided for in Sections 5.06 or 5.07, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to Agent or as Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as Agent shall in its sole discretion determine; (8) perform any obligations of any Grantor under any Contract; and (9) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Agent were the absolute owner thereof for all purposes, and do, at Agent’s option and such Grantor’s sole expense, at any time, or from time to time, all acts and things which Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 6.01(a) to the contrary notwithstanding, Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.01(a) unless a Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein or in any other Loan Document, Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of Agent incurred in connection with actions undertaken as provided in this Section 6.01, together with interest thereon at a rate per annum equal to the highest interest rate applicable under the Credit Agreement (including, for the avoidance of doubt, any additional interest pursuant to Section 2.08(c)), from the date of payment by Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

Section 6.02 Duty of Agent. Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as Agent deals with similar property for its own account. No Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the reasonable request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.

SECTION 6.03 Financing Statements. Pursuant to any Applicable Laws, each Grantor authorizes Agent (and its counsel and agents) to file or record, at any time and from time to time, financing statements and other filing or recording documents or instruments, and any amendments, continuations or terminations thereof, with respect to the Collateral, without notice to any Grantor and without the signature of such Grantor, in such form and in such offices as Agent determines appropriate to perfect or protect, or continue to perfect or protect, the security interests of Agent under this Agreement. Each Grantor authorizes Agent to use the collateral description “all personal property”, “all assets”, “all assets of the debtor, whether now owned or hereafter acquired or coming into existence, and wherever located, including any proceeds thereof” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Agent’s discretion, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC or the Uniform Commercial Code of any other applicable state, in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by Agent (and its counsel and agents) of any financing statement with respect to the Collateral made prior to the date hereof.

Section 6.04 Authority of Agent. Each Grantor acknowledges that the rights and responsibilities of Agent under this Agreement with respect to any action taken by Agent or the exercise or non-exercise by Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between Agent and the Grantors, Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

Article VII

MISCELLANEOUS

Section 7.01 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 13.8 of the Credit Agreement.

SECTION 7.02 Notices. All notices, requests and demands to or upon Agent or any Grantor hereunder shall be effected in the manner provided for in Section 13.1 of the Credit Agreement.

SECTION 7.03 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of Agent and the other Secured Parties and their successors and assigns; provided, that, no Grantor may assign or otherwise transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of each Lender (and any attempted assignment or transfer by any Grantor without such consent shall be null and void).

Section 7.04 Set-Off. Each Grantor hereby irrevocably authorizes Agent and each Secured Party at any time and from time to time after the occurrence and during the continuance of a Default, without prior notice to such Grantor or any other Loan Party, any such notice being expressly waived by the Loan Parties to the extent permitted under Applicable Law, upon any amount becoming due and payable by such Grantor hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Agent or such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to such Agent or such Secured Party hereunder and claims of every nature and description of such Agent or such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Agent or such Secured Party may elect, whether or not any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Secured Party, or Agent on their behalf, shall notify such Grantor promptly after any such set-off and the application made by such Secured Party of the proceeds thereof; provided, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section 7.04 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Secured Party may have and are subject to any applicable limitations set forth in the Credit Agreement.

Section 7.05 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy, facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. The effectiveness of this Agreement, the counterparts hereof and the signatures hereto shall have the same force and effect as manually signed originals and shall be binding on all parties hereto.

SECTION 7.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 7.07 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 7.08 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Grantors and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any party hereto relative to the subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 7.09 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICTS OF LAW PRINCIPLES.

SECTION 7.10 Submission To Jurisdiction; Waivers; Acknowledgements; Etc.. The provisions of Section 13.2, 13.3 and 13.5 of the Credit Agreement shall be incorporated by reference herein mutatis mutandis.

SECTION 7.11 Additional Grantors. Each Subsidiary of any Loan Party that is required to become a party to this Agreement pursuant to Section 5.3 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I hereto.

Section 7.12 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 13.8 of the Credit Agreement) to take, and shall take, any action requested by the Grantor to release any Collateral (i) to permit the consummation of any transaction that has been consented to in accordance with Section 13.8 of the Credit Agreement, or (ii) under the circumstances described in Section 7.12(b) below.

(b) On the date of any transaction permitted by the Credit Agreement in which any Grantor shall dispose of or otherwise cease to be the owner of any Collateral, such Collateral shall be automatically released from the Liens created by this Agreement and the other Security Documents. On the Termination Date, all Collateral shall be automatically released from the Liens created by this Agreement and the other Security Documents, and this Agreement and the other Security Documents and all obligations (other than those expressly stated to survive such termination) of Agent and each Grantor under this Agreement and the other Security Documents shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(c) Upon request by Agent at any time, the Required Lenders will confirm in writing Agent’s authority to release its interest in particular types or items of property pursuant to this Section 7.12. In each case as specified in this Section 7.12, Agent will (and each Lender irrevocably authorizes Agent to), at the Grantors’ expense, execute and deliver to the applicable Grantor such documents as such Grantor may reasonably request to evidence the release of such item of Collateral from the security interest granted under this Agreement and the other Security Documents, in each case in accordance with the terms of the Loan Documents and this Section 7.12.

Section 7.13 Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Grantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the any Grantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 7.14 WAIVER OF JURY TRIAL. EACH GRANTOR, AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

GRANTORS:

FIESTA RESTAURANT GROUP, INC.

By:	/s/ Dirk Montgomery
Name:	Dirk Montgomery
Title:	Senior Vice President, Chief Financial Officer and Treasurer

CABANA BEVERAGES, INC.

By:	/s/ Louis DiPietro
Name:	Louis DiPietro
Title:	President

CABANA BEVCO LLC

By:	/s/ Louis DiPietro
Name:	Louis DiPietro
Title:	Manager

CABANA GRILL, INC.

By:	/s/ Dirk Montgomery
Name:	Dirk Montgomery
Title:	Senior Vice President, Chief Financial Officer and Treasurer

POLLO TROPICAL MANAGEMENT, LLC

By:	/s/ Louis DiPietro
Name:	Louis DiPietro
Title:	Manager

[Signature Page to Security Agreement]

POLLO TROPICAL BEVERAGES, LLC

By:	/s/ Louis DiPietro
Name:	Louis DiPietro
Title:	Manager

POLLO FRANCHISE, INC.

By:	/s/ Dirk Montgomery
Name:	Dirk Montgomery
Title:	Senior Vice President, Chief Financial Officer and Treasurer

POLLO OPERATIONS, INC.

By:	/s/ Dirk Montgomery
Name:	Dirk Montgomery
Title:	Senior Vice President, Chief Financial Officer and Treasurer

TACO CABANA, INC.

By:	/s/ Dirk Montgomery
Name:	Dirk Montgomery
Title:	Senior Vice President, Chief Financial Officer and Treasurer

TP ACQUISITION CORP.

By:	/s/ Dirk Montgomery
Name:	Dirk Montgomery
Title:	Senior Vice President, Chief Financial Officer and Treasurer

TC BEVCO LLC

By:	/s/ Louis DiPietro
Name:	Louis DiPietro
Title:	Manager

[Signature Page to Security Agreement]

T.C. MANAGEMENT, INC.

By:	/s/ Dirk Montgomery
Name:	Dirk Montgomery
Title:	Senior Vice President, Chief Financial Officer and Treasurer

TPAQ HOLDING CORPORATION

By:	/s/ Dirk Montgomery
Name:	Dirk Montgomery
Title:	Senior Vice President, Chief Financial Officer and Treasurer

TEXAS TACO CABANA, L.P.
By:	T.C. Management, Inc.,
its general partner

By:	/s/ Dirk Montgomery
Name:	Dirk Montgomery
Title:	Senior Vice President, Chief Financial Officer and Treasurer

[Signature Page to Security Agreement]

AGENT:

FORTRESS CREDIT CORP.

By:	/s/ David M. Prael
Name:	David M. Prael
Title:	Authorized Signatory

[Signature Page to Security Agreement]